HOMERO BUSTILLOS GONZALEZ

ASSIGNEES OR DESIGNEES

and

AMERICAN GOLD HOLDINGS LTD.

OPTION TO PURCHASE AGREEMENT

JANUARY 11, 2011

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

Section 1.1 Defined Terms	1
Section 1.2 Interpretative clauses.	6
Section 1.3 Conditions Precedent.	7

ARTICLE 2
GRANT AND EXERCISE OF OPTION

Section 2.1 Grant of Option to Buy 70% of all mining rights in Property.	7
Section 2.2 Purchase Price	7
Section 2.3 Option to Purchase Payments, Expenditures and Financing	9
Section 2.4 Work Commitment, Expenditures and Exploration Objective(s).	9

ARTICLE 3
OPTION PERIOD

Section 3.1 Conduct of Business.	10
Section 3.2 Access for Exploration	10
Section 3.3 Optionee's Obligations	10
Section 3.4 Engagement	11
Section 3.5 Emergency Expenditures	11

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1 Signing Representations and Warranties of Optionor	12
Section 4.2 Closing Representations and Warranties of Optionor	12
Section 4.3 Representations and Warranties of Optionee.	13
Section 4.4 Survival	14

ARTICLE 5
POST-CLOSING PERIOD

Section 5.1 Anti-Dilution Rights.	14
Section 5.2 Nominees to Optionee's Advisory Board	14
Section 5.3 Further Assurances	14

ARTICLE 6
TERMINATION

Section 6.1 Termination by Optionee	14
Section 6.2 No Termination on Closing	14
Section 6.3 Obligations Cease	14
Section 6.4 Non-Compliance by Optionor	15

SCHEDULES

SCHEDULE 1              Properties

OPTION to PURCHASE AGREEMENT

THIS OPTION TO PURCHASE GREEMENT is made as of the 11th day of January, 2011. BETWEEN:

HOMERO BUSTILLOS GONZALEZ ("HBG"), a Mexican national, the "Optionor")

AND:

AMERICAN GOLD HOLDINGS LTD., a company incorporated under the laws of the British Virgin Islands, having its principal offices in Trident Chambers, Road Town, Tortola (the "Optionee")

WITNESSES THAT WHEREAS:

A.
HBG is the beneficial owner of a one hundred percent (100%) interest in and to the eight (8) mining concessions in the project area known as "La Candelaria", totaling 800 hectares and registered with the Directorate General of Mines at the Ministry of Economy under certificates 234 759, 234 760, 234 761, 234 762, and 235 690, 235 691, 235 692, 235 693 located in the Municipality of Guachochi, in the State of Chihuahua, Mexico, and listed in Schedule 1 attached hereto (the "Properties").

B.
HBG has agreed to transfer the Properties to a new Mexican company to be incorporated by the Optionee. The Optionee will endeavour to incorporate a company within 6 months of the closing of this Definitive Agreement under the laws of Mexico having its principal offices in Guachochi, Chihauhua.

C.
The Optionor has agreed to grant to the Optionee, subject to and upon the terms of this Agreement, an option to purchase seventy percent (70%) of the shares of the Company and an undivided 70% interest in the eight (8) mining concessions subject of this Buy-Sell Agreement.

NOW THEREFORE in consideration of the premises and the covenants, agreements, representations and warranties herein, the sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

"Affiliate" means any company, group, person, partners or associates or any other stakeholder who directly or indirectly controls or is controlled by or associated with Optionor or Optionee.

"Definitive Agreement" means this option to purchase agreement and all schedules and instruments in amendment or confirmation of it and the expressions "Article" and "Section" followed by a number mean and refer to the specified article or section of this Agreement.

"Assets" means all property and assets of the Company of every nature and kind and wherever situated and includes, for greater certainty and without limiting the generality of the foregoing, the Properties, the Books and Records, the Corporate Records and the Contracts, Mining Concession Titles, and all rights and interests related to the granting of those titles.

"Associate" means one or more of the following relationships with Optionor or Optionee;

(1)	a corporation of which that Person or another Associate of that Person beneficially owns, directly or indirectly, at least 10% of the voting shares;

(ii)	a partner or business associate, or stakeholder affiliated with that Person, corporation or Optionor or Optionee;

(iii)	a trust or estate in which that Person, business associate or stakeholder has a substantial beneficial interest or for which that Person serves as trustee or in a similar capacity;

(iv)	that Person's spouse or a relative of that Person or that Person's spouse.

"Authorization" means, with respect to any person, corporation or stakeholder or associate, any order, permit, approval, waiver, license or similar authorization of any governmental or public department, central bank, commission, board, bureau, agency or instrumentality or stock exchange having jurisdiction over the Person.

"Books and Records" means all books of account, tax records, sales and purchase records, supplier lists, computer software, business reports, plans and projections and all other documents, files, correspondence and other information and records of the Company (whether in written, printed, electronic or computer printout form) acquired or generated in the course of its Business.

"Business" means the business of exploring for, developing and exploiting mineral deposits, as well as the sale of any and all metallic or non-metallic products produced from such exploitation.

"Business Day" means any day of the year, other than a Saturday, Sunday or any other day on which banks are required or authorized to close in Reno, Nevada.

"Closing" means the completion of the Transaction by signing of this Option to Buy -Sell Agreement, known as the "more-comprehensive, definitive agreement" in the letter of intent "L01" Dated November 15, 2010 and executed by the parties on or about November 25th, 2010.

"Closing Date" means the date which is this Option to Buy-Sell Agreement is signed by the Optionee and the Optionee delivers to the Optionor the executed copy notice of the Option to Buy-Sell Agreement, duly signed, or such other date as the Parties may agree for the Closing to take place. A period of up to ninety (90) days was stipulated in the closing of the definitive agreement in the original LOl entered into by Optionor and Optonee for the acquisition of a seventy (70%) interest in La Candelaria, the  LOl is incorporated herein by this reference.

"Company" means a company to be incorporated under the laws of Mexico, as contemplated in Section 1.3(b).

"Company Shares" means all of the issued and outstanding shares in the capital of the Company.

"Contracts" means all agreements to which the Company is a party including all contracts, leases of personal property and commitments of any nature, written or oral.

"Corporate Records" means the corporate records of the Company, including:

a)	all incorporation and other constitutional documents and by-laws,

b)	all minutes of meetings and resolutions of shareholders and directors (and any committees),

c)	the share certificate books, and

d)	the registers of securities, of transfers, of directors, of powers of attorney and all other official registers of the Company.

"Effective Date" means the date that the conditions precedent set out in Section 1.3 are met.

"Encumbrances" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant, option, right of pre-emption, privilege or any contract to create any of the foregoing or any other arrangement or condition which, in substance, secures payment or performance of an obligation or which is capable of registration or registered against title.

"Expenditures" means all costs and expenses of whatever kind or nature spent or incurred by or on behalf of the Optionee from the Effective Date in the conduct of exploration, development and evaluation activities on or in relation to the

Properties directly related to advancing the geologic information related to the mining concessions subject to this Option to Purchase/Buy-Sell Agreement including:

a)
in holding the Properties in good standing (including any monies expended as required to comply with Laws, such as for the completion and submission of assessment work and filings required in connection therewith), in curing title defects and in acquiring and maintaining surface and other ancillary rights, including payments owners of surface rights;

b)
in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration, development and evaluation activities on the Properties;

c)
in doing geophysical and geological surveys, drilling, assaying and metallurgical testing, including costs of assays, metallurgical testing and other tests and analyses to determine the quantity and quality of minerals, water and other materials or substances;

d)	in acquiring services or facilities or the use thereof and for all parts, supplies and consumables;

e)
for salaries and wages, including actual labour overhead expenses for employees assigned to exploration, development and evaluation activities directly related to advancing the geologic information  related to the mining concessions subject to this Option to Purchase/Buy-Sell Agreement;

f)
travelling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Properties including for their food, lodging and other reasonable needs;

g)
payments to contractors or consultants for work done, services rendered or materials supplied, provided that such engagement of any non-arm's length person must be on terms no more favourable to such person than what would be customary in the industry for an arm's length person;

h)	all taxes or other imposts levied against or in respect of the Properties or activities thereon and the cost of insurance premiums and performance bonds or other security; and

"Final Payment" means the final payment of the Purchase Price under Section 2.2.

"Financing" means any equity financing arranged by or on behalf of the Optionee, affiliates, associates, assignees, designees or transferees.

"Financing Deadline" has the meaning ascribed to that term in Section 2.3(e);

'Initial Financing" means at least US$ 150,000 of gross proceeds in Financing needed to conduct the initial exploration/development work at La Candelaria and bring current mining taxes for the eight mining concessions included in this option to purchase agreement as soon as possible.

"Laws" means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines, and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used.

"Net Smelter Returns" means a standard mining industry royalty agreement duly executed by the Company and Optionee as payor to the Optionor, of the two (2% NSR) net smelter returns royalty.

"Option" has the meaning specified in Section 2.1.

"Option Period" means the period between the close of business on the date of this Agreement and the Closing Date.

"Optionee" means American Gold Holdings Ltd. or affiliates, associates, assignees, designees or transferees.

"Optionor" means Homero Bustillos Gonzalez or affiliates, associates, designees or transferees.

"Optionor's Shares" has the meaning ascribed to that term in Section 2.2.4

"Parties" means the Optionor and the Optionee and any other Person who may become a party to this Agreement by, through or under the Optionor or the Optionee.

"Person" means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

'Post Closing Period" means the period commencing with the Closing Date and ending on that date upon which the Optionee's comply completely with all the terms of this Definitive Option to Purchase/Buy - Sell Agreement or the three year period stipulated in the Work Commitment agreed to by Optionor and Optionee in the LOI, which ever occurs first.

"Properties" means the mineral concessions referred to in Recital A and described in Schedule 1 as may be modified and varied under applicable Laws from time to time.

"Purchase Price" means the purchase price as described in Section 2.2

"Regulatory Approval" means the Authorizations required by the Optionee for its participation in the Transaction from all securities commissions, stock exchanges and other regulatory authorities having jurisdiction or from its shareholders.

"Related Party" means either of the Optionor or Homero Bustillos Gonzalez or any Affiliate or Associate of either of the Optionee, partners, subsidiaries or designees, or transferees.

"Shares" means 300,000 common shares in the capital of the Optionee, a private company and, more specifically, the same number of shares vended in to a public company either on a one to one (1:1) basis from Optionee's private company or on the same basis the Optionee is granted for this transfer/vend-in. This same requirement pursuant to this agreement shall apply to any of the 1,000,000 "earn-in" shares tied to mineral deposit discoveries. The common shares issued as earn-in shares require an additional 1,000,000 shares of the Optionee's private company issued to Optionor in the public company. The additional earn-in shares are contingent upon discovery of a 1,000,000 ounce gold-equivalent gold deposit. It is recognized that the shares of the private company (American Gold Holdings Ltd.) will be vended into a public company on a reputable North American exchange.

"Transaction" means the purchase and sale of the Company Shares and Optionor's or affiliate's acquisition of 70% of the mining rights and interest to the eight (8) concessions as stipulated in the LOI, and as contemplated hereunder.

Section 1.2  Interpretative clauses.

(a)	Any reference in this Agreement to gender includes all genders and words importing the singular number only will include the plural and vice versa.

(b)
The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

(c)	The schedules attached to this Agreement, for all purposes of this Agreement, form an integral part of it.

(d)	All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in the currency of the United States of America.

(e)	In this Agreement:

(i)
the words "including" and "includes" mean "including (or includes)without limitation", and the phrase "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of"; and

(ii)
in the computation of periods of time from a specified date to alater specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

Section 1.3  Conditions Precedent.

The obligation of the Optionee to complete the Transaction is subject to and does not become binding until:

(a)	receipt by the Optionee of Regulatory Approval, if this is required;

(b)	the incorporation of the Company, which must have (i) constitutional documents or commitments to transfer shares in the Company satisfactory to the Optionee

(c)	the transfer of all the rights and interest in the Property to the Company of all of the Properties indicated in Schedule 1 to be for initial transfer, free and clear of encumbrances

When all of the conditions precedent have been met, the date that the latter of the above three was met will be the effective date of this Agreement (the "Effective Date"). Each of the Parties and HBG to take all such actions and do all such things within its, their or his control as may be necessary or advisable to fulfill and satisfy the conditions precedent as soon as possible but no later than February 14, 2011. If the conditions precedent are not met by February 14, 2011, or such date as agreed upon as an extension by the Parties (such later date as the Optionee may reasonably request to which Optionor agrees), then this Agreement will have no further force and effect and no Party will have any further obligation or liability to another except in relation to its covenants under this Section 1.3.

ARTICLE 2
GRANT AND EXERCISE OF OPTION

Section 2.1  Grant of Option to Buy 70% of all mining rights in Property.

The Optionor hereby grants to the Optionee the irrevocable and exclusive option (the 'Option") exercisable in accordance with this Article 2, to purchase  seventy (70%) percent of the rights and interests in the mining concessions subject of this definitive agreement, free and clear of all Encumbrances for the Purchase Price.

Section 2.2  Purchase Price

The purchase price for the Option will be:

1)	Cash Option Payments Required for the Buy Sell Agreement to remain in force. The Purchaser/Optionee will pay the Vendor USD $250,000 in cash consideration as follows:

a)	USD $25,000 on the signing of this letter. Paid pursuant to theoriginal LOI.

b)	USD $100,000 on signing of the definitive agreement (90 day periodfor closing of the definitive agreement was stipulated in the LOI)

c)	USD $125,000 within 12 months of the closing of the definitiveagreement.

2)
Granting or Payment in Common Shares: The Purchaser/Optionee will grant and deliver to the Vendor 300,000 of its shares as follows: 300,000 common shares in the capital of American Gold Holdings Ltd. and when a vend-in or transfer to a public trading company occurs or the same number of shares granted toOptionee per share for this vend-in either on a one to one (1:1) basis for shares in Optionee's private company or on the same basis Optionee is granted for this transfer/vend-in to the public company to be delivered on the Closing Date or whenever a vend-in occurs according to the following schedule:

a)	150,000 shares immediately upon listing of a recognizable North American public exchange (eg., TSX Venture)

b)	150,000 shares within 6 months of listing on a recognizable North American public exchange

3)
The Purchaser/Optionee will grant the Optionor/Vendor "earn-in" shares tied to mineral deposit discoveries. The shares issued under this feature would requirean additional 1,000,000 shares of the Purchaser either on a one to one (1:1) basis for shares held by Optionor in the Optionee's private company or on the same share for share basis as the Optionee is granted for the transfer/vend-in. This is contingent upon discovery of at least a 1,000,000 ounce gold- equivalent deposit. This provision would be applied against a credible and recognizable standard on a one-time basis subsequent to completion of the work commitment or at any time this minimum threshold is met and is not dependent on the size of discovery, assuming the minimum threshold is met.

4)	The Optionor/Vendor will retain a 2% Net Smelter Returns Royalty ("NSR") on thegross mineral production. The Optionee/ Purchaser will have the option to buy-out 1% of the NSR for $1,000,000.

5)
The Optionor/Vendor will provide a consulting prospector, or engineer acceptable to the Purchaser to act as VP of Exploration or member of the advisory board for the public company to oversee activities related to this Property. This consulting agreement would be for a period of 1 year with an option to renew for 1 additional year. The amounts paid to the consultant will be applied against the work commitment.

Section 2.3  Option to Purchase Payments, Expenditures and Financing

In consideration for the granting of this Exclusive Option to Purchase, the Optionee will do the following:

(a)	within five Business Days after the Effective Date, pay to the Optionor the sum of US $100,000.00 due and payable on signing of this Definitive Agreement, and

(b)
make all subsequent option payments on a timely basis pursuant to Sec. 2.2 - Purchase Price as further shown in Paragaph 2 (C), page 1 of the LOl executed by Optionor and Optionee, incorporated herein by this reference, and

(c)
all other conditions related to completion of good delivery of shares of Optionee's private company and a number of shares on either a one to one (1:1) basis or on the same basis Optionee is granted for the transfer/vend-in to a public trading company; and

(d)	complete and timely compliance with the Work Program as stipulated in the LOl and this agreement with the exploration and mine development program(s) conducted in the Properties; and

(e)	obligated to raise a minimum of US $450,000 within the three (3) year period provided for in order to comply with on-going cash option payments and the work program.

Section 2.4  Work Commitment, Expenditures and Exploration Objective(s):

To keep the Option in good standing the Optionee must:

(1) The Purchaser/Optionee will provide a work commitment for the Property of USD $450,000 over 3 years as follows:

a)
Begin and continue to explore the Properties with the express purpose of advancing the geologic knowledge of the Property and spend at least USD $150,000 within the 1st year of the closing date of this Definitive Agreement

b)
Continue to explore the Properties with the express purpose of advancing the geologic knowledge of the Property and spend at least a minimum of USD $150,000 within the 2nd year of the closing date of this Definitive Agreement

c)
Continue to explore the Properties with the express purpose of advancing the geologic knowledge of the Property and spend at least a minimum of USD $150,000 within the 3rd year of the closing date of this Definitive Agreement

(2)  All exploration and mine development work will be conducted as part of the Work Program will be in accord with the best practices and usual standards of professional conduct with the express focus of further exploring and defining mineral resources and mining reserves.

ARTICLE 3
OPTION PERIOD

Section 3.1  Conduct of Business.

During the Option Period, the Optionor, HBG will:

(a)
after the Effective Date, transfer to the Company, free and clear of Encumbrances other than the royalty to be granted to the Optionor hereunder, any of the Properties not a part of the initial transfer of Properties to the Company; and

(b)
cause the Company to conduct the Business in the ordinary course including, without limiting the generality of the foregoing, maintaining and preserving the Properties and refraining from selling, transferring or otherwise disposing of the Properties described in Schedule 1 or any interest therein or from amending or waiving any rights to the Properties.

Section 3.2  Access for Exploration.

Throughout the Option Period, the Optionee and its directors, officers, employees, consultants and other agents will have the exclusive right in respect of the Properties to

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)	carry out exploration and development activities including, without limitation, the removal of ores, minerals and metals from the Properties, but only for the purpose of testing; and

(d)	bring upon and erect upon the Properties such structures and other facilities asmay be necessary or advisable to carry out exploration and development activities.

The Optionee's rights pursuant to this Section 3.2 will at all times be subject to any restrictions that may be required by applicable Laws and to rights of entry and access reserved to the Optionor hereunder.

Section 3.3  Optionee's Obligations

The Optionee is obligated during the entire period of this Option Agreement:

(a)
to conduct all work on or with respect to the Properties, and to otherwiseproperly use and maintain the Properties, in a manner consistent with good exploration, engineering and mining practices and in compliance with all applicable laws and regulations; and

(b)
to keep the Properties in good standing by the doing and filing of all necessarywork and by the doing of all other acts and things and making all other  payments which may be necessary in that regard; and

(c)
to keep the Properties free and clear of all Encumbrances arising from its activities thereon (except liens being contested in good faith) and proceed with all diligence to contest and discharge any Encumbrance that is filed against the Properties; and

(d)
to permit the directors, officers, employees, consultants and other agents of the Optionor, at their own risk, access to the Properties at all reasonable times, provided that the Optionor jointly and severally indemnifies the Optionee against and save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee, consultant or other agent of the Optionor while on the Properties except to the extent that any such costs, claims, liabilities or expenses result from the Optionee's gross negligence or wilful misconduct; and

(e)
to deliver to the Optionor monthly reports (including up-to-date maps) containing information on exploration activity, drilling and assays of core, channel samples, and any or all results during active field operations or metallurgical testing and pre-feasibility or feasibility studies, including all engineering reports, environmental studies, geological reports and financial projections based on interim or final results of exploration or mining development;

(f)	to maintain true and correct Books and Records of Expenditures during the entire period of this Option Agreement;

(g)
to consult with the Optionor on all material matters involving negotiations or other dealings with Federal, State or Municipal governments, local land owners, regulatory authorities and other Persons in Mexico having authority or influence in respect of the Properties, and its exploration and development and any Authorizations in connection therewith.

Section 3.4  HBG Engagement

The Optionee will engage HBG or his designate as a consultant with respect to its work respecting the Property for a period beginning upon signing of this agreement for one year with an option for one additional 1 year.

Effective Date. For his consulting services HBG or his designate will be paid on a monthly basis. HBG or his designate shall be paid reasonable traveling expenses, including, but not limited to hotel, food, fuel costs and car rental if one is not supplied by the Company. Periodical expense reports will be submitted to the Company for approval and reimbursement. Consulting and travel expenditures will be applied against the company's work commitment.

Section 3.5  Emergency Expenditures

Notwithstanding any other provision of this Agreement, the Optionee will be entitled to incur as Expenditures all costs and expenses necessary to preserve or protect life, limb, property or the environment or to comply with Laws, Authorizations, and lawful orders in respect of the Properties.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1 Signing Representations and Warranties of the Optionor.

The Optionor represents to and warrants in favour of the Optionee the following:

(a)	Litigation: There are no pending actions, suits or proceedings threatened against the Optionor or the Properties.

(b)
Properties: The Optionor owns and has exclusive possession of, or has a right to acquire good and valid title to and exclusive possession of, all of the Properties and other Assets, free and clear of all Encumbrances and defects in title.

Section 4.2  Post Closing Representations and Warranties of the Optionor

The Optionee will incorporate a Company within 6 months of the closing of this Definitive Agreement under the laws of Mexico having its principal offices in Guachochi, Chihauhua, and the Optionor will represent and warrant in favour of the Optionee as follows:

(a)
Nature of Business and Compliance with Laws: The Company's only activities are respecting the Business and it is conducting and has always conducted the Business and any past business in compliance with Laws. The Company has all the Authorizations necessary for it to carry on the Business as it is presently carried on and to own and hold its Assets.

(b)
Title to the Assets. The only assets of the Company are the eight mining concessions or Properties (which are recorded in the name of the Company), the maps, reports, samples, core assay results and other geological or scientific data related to the Properties, the Books and Records and the Corporate Records, and the Company owns good and valid title to and exclusive possession of all of the Assets, free and clear of all Encumbrances and defects in title, other than the Underlying Agreements and the royalty to be granted hereunder to the Optionors, and no Person except the Optionor, the Optionee and the Underlying Owners has any royalty, claim or other right in or to any of the Assets.

(c)
Material Contracts: The Company has no Contracts material to the ownership of the Assets or the operation of the Business or otherwise except the Underlying Agreements. No default has occurred under any of the Underlying Agreements, each of which is in good standing and unamended subsequent to its being reinstated by Optionor.

(d)	Subsidiaries: The Company has no subsidiaries and holds no shares or other ownership, equity or propriety interests in any other Person.

(e)
Books and Records: All accounting and financial Books and Records are fully, properly and accurately kept in accordance with international generally accepted accounting principles and are complete in all material respects. Copies of such Books and Records will be provided to the Optionee.

(f)
Financial Statements: The Company's balance sheet is prepared in accordance with generally accepted accounting principles, and presents fairly and completely the assets and liabilities of the Company and its shareholder's equity as of such date. Copies of such balance sheet will be made available to the Optionee.

(g)
No Liabilities: Except as reflected or reserved against in the Company's balance sheet as of the Closing Date, the Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for current liabilities incurred in the ordinary course since such date and under the Underlying Agreements.

(h)
Environmental Matters: There are no reports or other documents relating to environmental matters affecting the Company or any of the Properties. To the best knowledge of each of them, all activities on the Properties by or on behalf of the Company or any previous owners have been conducted in accordance with all environmental Laws and any lawful orders or permits issued in connection therewith, and there are no contaminants or sources of contamination on or emanating from the Properties.

(i)	Employees: The Company does not have and has never had any employees.

Section 4.3  Representations and Warranties of Optionee.

The Optionee represents to and warrants in favour of the Optionor the following:

(a)	Incorporation: The Optionee is a body corporate duly incorporated, organized and validly subsisting under the Laws of its incorporating jurisdiction.

(b)
Power and Authority: The Optionee has full power and authority to carry on its Business and to enter into this Agreement and carry out its obligations hereunder including, without limitation, the issuance of the Shares in Optionee's private company and shares in for a vend-in. And when a vend-in or transfer to a public trading company occurs, then the same number of shares granted to Optionee per share for this vend-in either on a one to one (1:1) basis for shares in Optionee's private company or on the same basis Optionee is granted for this transfer/vend-in to the public company to be delivered on the Closing Date or whenever a vend-in occurs equal to the ownership/stock held by Optionor in American Gold Holdings.

(c)
Conflict: Neither the execution and delivery of this Agreement nor the consummation of the Transaction conflict with, result in the breach of or accelerate the performance required by an agreement to which the Optionee is a party nor does the execution and delivery of this Agreement violate or result in the breach of any Laws applicable to the Optionee.

(d)	Execution and Binding Obligation: This Agreement constitutes a legal, valid and binding obligation of the Optionee enforceable against it in accordance with its terms

(e)
Proceedings: No proceedings are pending for and the Optionee is unaware of any basis for the institution of any proceedings leading to the dissolution or winding-up of the Optionee or its subjection to bankruptcy or any other Laws governing the affairs of insolvent persons.

Section 4.4  Survival

The representations and warranties of the Parties set forth in this Article 4 will survive the Closing and the Final Payment.

ARTICLE 5
POST-CLOSING PERIOD

Section 5.1  Anti-Dilution Rights.

During the Post Closing Period, the Optionee will, in any financing it arranges or which is arranged on its behalf, offer under the same terms Optionee is offered, to the Optionor the opportunity to maintain their aggregate percentage shareholding, participating in such financing(s) to the extent necessary to maintain such aggregate percentage interest.

Section 5.2  Nominee to Optionee's Advisory Board

During the Post-Closing Period, the Optionor will be entitled to appoint one nominee, who is acceptable to the Optionee acting reasonably, for appointment or election to the Optionee's Advisory Board.

Section 5.3  Further Assurances.

From time to time during the Post-Closing Period, each Party must, at the reasonable request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively evidence the ownership of the Properties by the Company and the transfer the Company Shares to the Optionee and to otherwise carry out the intent of this Agreement.

ARTICLE 6
TERMINATION

Section 6.1  Termination by Optionee.

The Optionee, at its sole discretion, may terminate this Definitive Option to Purchase/Buy Sell Agreement at any time during the Option Period upon at least 30 days' written notice to the Optionor.

Section 6.2  No Termination on Closing

If the Optionee does complies with all the terms of this Option to Purchase/Buy Sell Agreement and thereby does exercise the Option granted to Optionee by Optioner this Agreement will not terminate on the expiry of the Post Closing Period.

Section 6.3  Obligations Cease

Except as may have arisen prior to termination, on and after any termination this Agreement under this Article 6, no Party will have any liability to any other under or in relation to this Agreement except that the provisions of Section 8.3 and all other provisions necessary for the interpretation and enforcement thereof will remain in full force and effect. Without limiting the generality of the foregoing, upon any termination under Section 6.1, the Optionee will not be liable to the Optionor for any failure to make any payment to the Optionors not yet due.

Section 6.4 Non-Compliance by Optionor

Should the Optionor not comply with all the option payments and good delivery of shares stipulated in Section 2.2.2 of this Definitive Agreement and the work program minimum investment of US $ 450,000 included in "Expenditures" as defined herein  within thirty-six months of the Effective date, this option agreement shall be null and void and any liability under or in relation to this Agreement shall cease, save the Optionee's obligation to return all the Properties transferred to the Company by Optionor to any entity or person designated by Optionor in good standing, including but not limited to the properties and Company being free and clear of all encumbrances including mining taxes, labor liens, and claims for exploration or mine development work, mining or feasibility studies.

ARTICLE 7
ARBITRATION

Section 7.1  Arbitration of Disputes.

All minor disputes (those not affecting the continuing validity or enforceability of this agreement) arising out of or in connection with this Agreement will be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre ("BCICAC") by a sole arbitrator.

Section 7.2  Notice to Arbitrate.

Any Party may refer any such matter to arbitration by notice to the others and, within 30 days after receipt of such notice, the affected Parties will endeavour to agree on the appointment of an arbitrator, who will be capable of commencing the arbitration within 21 days of his appointment. The arbitrator will be an individual who by a combination of education and experience is competent to adjudicate the matter in dispute and who has indicated his willingness and ability to act as arbitrator in accordance with this Article 7.

Section 7.3  BCICAC Administration and Rules.

The appointing authority for the arbitration will be the BCICAC. The case will be administered by the BCICAC in accordance with its ''Procedures for Cases under the BCICAC Rules". The place of arbitration will be Vancouver, British Columbia, Canada and the language of the arbitration will be English.

Section 7.4  Arbitration Award.

The award of the arbitrator will be final and binding upon each of the Parties and will not be subject to appeal or judicial review.

ARTICLE 8
MISCELLANEOUS

Section 8.1  Notices.

Any notice, direction or other communication given under this Agreement must be in writing and may be given by delivering it or sending it by facsimile or other similar form of recorded communication to any address provided by the Optionors or addressed:

(a)	to the Optionor, HBG at:

Alamo #6, Colonia, Alta Vista
Guachochi, Chihuahua 33180
Telephone:       (649) 196-3542
E-mail                 bustilloshomero@hotmail.com

(b)	to the Optionee, David Craven at:

Trident Chambers
Road Town, Tortola BVI
Attention:           Director
Telephone:

with a copy to:

World Trade Center
10 Route de l'Aeroport PO Box 691
CH-1215 Geneva 15
Attention: David Craven
Telephone:         +41 22 799 0800

Any such communication to the above addresses will be deemed to have been validly and effectively given: (I) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 2:00 p.m. (Carson Ci and otherwise on the next Business Day; or (ii) if transmitted by facsimile, e-mail or similar means of recorded communication on the Business Day following the date of transmission.

Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice must be sent to such Party at its changed address.

Section 8.2  Time of the Essence.

Time is of the essence of this Agreement.

Section 8.3 Area of Influence and Non-Competition

The Optionee - Purchaser/Buyer or affiliates, partners or agents shall not acquire any property interests within a boundary of twenty kilometers of the exterior boundaries of the Property - La Candelaria concessions in the greater Guachochi area as further described or shown in the LOI attached hereto and incorporated herein by this reference (hereinafter referred to as the "Area of Influence") for a period of five years from the date of this Definitive Agreement without the express consent of Optionor Vendor/Seller.

Section 8.4  Confidential Information

The Parties will keep confidential all information concerning the exploration of the Properties or otherwise relating to the Transaction, the Company or the Properties, and will not disclose it to any other Person, except:

(a)
to an Affiliate, consultant, advisor, financier, potential property purchaser, or potential investor to whom the disclosing Party has a bona fide reason for disclosing the information and who has executed an undertaking in favour of both Parties to keep such information confidential;

(b)	as required by Laws or stock exchange policy; and

(c)	information that is or becomes a part of the public domain, other than because of a breach of this Section 8.3.

Section 8.5  Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and accountants) incurred in connection with this Definitive Option to Purchase/Buy Agreement and the Transaction must be paid by the Party incurring such expenses.

Section 8.6  Amendments.

This Definitive Agreement may only be amended, supplemented or otherwise modified by written agreement prior to the Effective Date signed by all Parties and after the Effective Date signed by the Optionor and the Optionee.

Section 8.7  Waiver.

(a)
No waiver of any of the provisions of this Agreement constitutes a waiver of any other provision (whether or not similar); nor is such waiver binding unless executed in writing by the Party to be bound by the waiver.

(b)
No failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement operates as a waiver of such right; nor does any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Section 8.8  Non-Merger.

Except as otherwise expressly provided in this Definitive Agreement, the covenants and the representations and warranties herein will not merge on and will survive the Closing and the Final Payment and, notwithstanding such Closing and Final Payment or any investigation made by or on behalf of any Party, will continue in full force and effect. Neither Closing or Final Payment will prejudice any right of one Party against any other Party in respect of anything done or omitted under this Definitive Agreement or in respect of any right to damages or other remedies.

Section 8.9  Entire Agreement.

This Definitive Agreement constitutes the entire agreement between and among the Parties with respect to the Transaction and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

Section 9.0  Successors and Assigns.

(a)
This Definitive Agreement will become effective when executed by each of the Parties and after that time will be binding upon and endure to the benefit of each of them and their respective heirs, successors and permitted assigns.

(b)
Except as permitted under Section 9.1 (c), neither this Definitive Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties which may, in his, her or its sole discretion, be arbitrarily withheld.

(c)
The Optionee will be entitled, upon giving notice to the other Parties at any time on or prior to the Closing Date or at any time during the three (3) year period of the work commitment, to assign this Agreement or any of the Optionee's rights and obligations under this Agreement to any Affiliate, Associate(s), Assignee(s), Designee(s) of the Optionee or Transferee(s) subject to the that party executing an agreement confirming the assignment and the assumption by the assignee or transferee of all obligations of the Optionee under this Agreement.

Section 9.1  Severability.

If any provision of this Agreement is determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect.

Section 9.2  Governing Law.

This Agreement is governed by and must be interpreted and enforced in accordance with the laws of the state of Nevada in state court in Carson City County (without reference to its choice of law rules). The parties hereby consent to such venue and governing law.

Section 9.3  Method of Payment.

Unless provided otherwise, any payments of money required to be made hereunder to the Optionors may be made by cash, cheque, wire or electronic funds transfer. Payments may be made in Canada, in the USA, or in any place designated by depository agent in U.S. Dollars. The Optionor hereby designate HBG his assignees or designees as their depository agent to receive payments due hereunder. Upon making payment to such depository, the Optionee will have fulfilled its payment obligation to the Optionor hereunder for such payment.

Section 9.4  Counterparts.

This Agreement may be executed in any number of counterparts and all such counterparts taken together constitute one and the same instrument. This Agreement may be signed and accepted by facsimile.

IN WITNESS WHEREOF the Parties have executed this Definitive Option to Purchase or Buy Agreement and Share Purchase Agreement related to the shares of the Company.

For Optionor:

Homero Bustillos Gonzalez

/s/ Homero Bustillos Gonzalez

For Optionee:

AMERICAN GOLD HOLDINGS, LTD.

By:	/s/ D. Craven
Name: D. Craven
Its: Director